Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2013 FINANCIAL RESULTS

•                               Net revenues of $123.6 million and net income of $5.3 million, or $0.43 per diluted share, for the three months ended June 30, 2013, compared to net revenues of $141.6 million and net income of $13.7 million, or $1.11 per diluted share, for the same period of fiscal 2012.

•                               Capital investments of $10.9 million in the third quarter of fiscal 2013, which brings year-to-date capital investment to $33.7 million.

•                               Backlog of $189.6 million at June 30, 2013, a decrease of 8.4% from $207.0 million at March 31, 2013.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 8, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), today reported financial results for the third quarter of fiscal 2013.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of common stock payable September 16, 2013 to stockholders of record at the close of business on September 3, 2013.

“Market conditions continued to soften during the third quarter, leading to lower revenues, fewer pounds sold and reduced pricing compared to the second quarter of 2013.  We believe that customers are continuing the process of inventory de-stocking in the supply chain.  Shorter mill lead times and reductions in nickel prices served to encourage customers to delay order entry.  As a result, backlog has declined and transactional service center business is increasingly competing with mill-direct orders, leading to lower profitability,” said Mark Comerford, President and Chief Executive Officer.  “We do not anticipate a near-term pick-up in demand, and thus expect that net income for the fourth quarter of 2013 will be lower than net income in the third quarter of 2013.  Currently, we are adjusting to the lower volume levels by managing production schedules, reducing spending and deferring non-strategic capital projects.  Our key capital projects are progressing well with completion of those expansion projects expected by the end of fiscal 2014 which we believe will position us well for the expected long-term growth in our key markets.”

Quarterly Results

Net Revenues. Net revenues were $123.6 million in the third quarter of fiscal 2013, a decrease of 12.7% from $141.6 million in the same period of fiscal 2012.  Volume was 5.5 million pounds in the third quarter of fiscal 2013, a decrease of 3.0% from 5.7 million pounds in the same period of fiscal 2012.  The aggregate average selling price was $22.31 per pound in the third quarter of fiscal 2013, a decrease of 10.0% from $24.79 per pound in the same period of fiscal 2012.  Average selling price decreased due to lower raw material prices, a lower-value product mix, a higher level of competition and reduced customer demand as a result of uncertain economic conditions.  The Company’s consolidated backlog was $189.6 million at June 30, 2013, a decrease of 8.4% from $207.0 million at March 31, 2013.  This decrease reflects a 16.0% decrease in backlog pounds partially offset by a 9.0% increase in backlog average selling price.

Other Revenue.  Other revenue was $1.9 million in the third quarter of fiscal 2013, a decrease of 51.4% from $3.9 million in the same period of fiscal 2012. The decrease is due to lower toll conversion and lower miscellaneous sales driven by weaker customer demand.

Cost of Sales.  Cost of sales was $105.0 million, or 84.9% of net revenues, in the third quarter of fiscal 2013 compared to $109.2 million, or 77.1% of net revenues, in the same period of fiscal 2012. Cost of sales in the third quarter of fiscal 2013 decreased by $4.2 million as compared to the same period of fiscal 2012 primarily due to lower volume.

Gross Profit.                           As a result of the above factors, gross profit was $18.6 million for the third quarter of fiscal 2013, a decrease of $13.8 million, or 42.6%, from the same period of fiscal 2012. Gross profit as a percentage of net revenue was 15.1% in the third quarter of fiscal 2013 as compared to 22.9% in the same period of fiscal 2012.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $9.8 million for the third quarter of fiscal 2013, a decrease of $0.6 million, or 6.0%, from $10.4 million in the same period of fiscal 2012 primarily due to reduced costs for incentive compensation programs.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.9% for the third quarter of fiscal 2013 compared to 7.3% for the same period of fiscal 2012 due to decreased revenues.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the third quarter of fiscal 2013 compared to $0.8 million, or 0.6% of revenue, for the third quarter of fiscal 2012.

Operating Income.  As a result of the above factors, operating income in the third quarter of fiscal 2013 was $8.0 million, a decrease of 62.3% compared to operating income of $21.2 million in the same period of fiscal 2012.

Income Taxes.  Income taxes were an expense of $2.7 million in the third quarter of fiscal 2013, a decrease of $4.8 million from an expense of $7.5 million in the same period of fiscal 2012.  The effective tax rate for the third quarter of fiscal 2013 was 33.8%, compared to 35.3% in the same period of fiscal 2012. The decrease in the tax rate was primarily due to the reversal of certain tax reserves no longer required.

Net Income.  As a result of the above factors, net income in the third quarter of fiscal 2013 was $5.3 million, a decrease of $8.4 million, or 61.4%, from net income of $13.7 million in the same period of fiscal 2012.

Results for Nine Months Ended June 30, 2013

Net Revenues.  Net revenues were $367.1 million in the first nine months of fiscal 2013, a decrease of 14.5% from $429.3 million in the same period of fiscal 2012, due to decreases in both volume and average selling price per pound.  Volume was 15.8 million pounds in the first nine months of fiscal 2013, a decrease of 8.7% from 17.3 million pounds in the same period of fiscal 2012.  The aggregate average selling price was $23.22 per pound in the first nine months of fiscal 2013, a decrease of 6.3% from $24.79 per pound in the same period of fiscal 2012.  Average selling price decreased due to reduced customer demand, lower raw material prices, increased competition and lower-value product mix.  The Company’s consolidated backlog was $189.6 million at June 30, 2013, a decrease of 14.9% from $222.9 million at September 30, 2012.  The decline in backlog is due to the backlog pounds declining by 9.9% combined with average selling price decreasing by 5.5%.

Other Revenue.  Other revenue was $8.1 million in the first nine months of fiscal 2013, a decrease of 28.9% from $11.4 million in the same period of fiscal 2012 due to reduced levels of toll conversion and miscellaneous sales.

Cost of Sales.  Cost of sales was $309.6 million, or 84.3% of net revenues, in the first nine months of fiscal 2013 compared to $338.9 million, or 78.9% of net revenues, in the same period of fiscal 2012.  Cost of sales in the first nine months of fiscal 2013 decreased by $29.3 million as compared to the same period of fiscal 2012 due to lower volume and a lower-value product mix.

Gross Profit.                           As a result of the above factors, gross profit was $57.5 million for the first nine months of fiscal 2013, a decrease of $33.0 million, or 36.4%, from the same period of fiscal 2012. Gross profit as a percentage of net revenue was 15.7% in the first nine months of fiscal 2013 as compared to 21.1% in the same period of fiscal 2012.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $29.0 million for the first nine months of fiscal 2013, a decrease of $1.9 million, or 6.1%, from $30.9 million in the same period of fiscal 2012.  Selling, general and administrative expense reductions were primarily due to reduced costs for incentive compensation programs.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.9% for the first nine months of fiscal 2013 compared to 7.2% for the same period of fiscal 2012 primarily due to decreased revenues.

Research and Technical Expense.  Research and technical expense was $2.6 million, or 0.7% of revenue, for the first nine months of fiscal 2013 compared to $2.4 million, or 0.6% of net revenues, in the same period of fiscal 2012.

Operating Income.  As a result of the above factors, operating income in the first nine months of fiscal 2013 was $25.9 million, a decrease of 54.6% compared to operating income of $57.1 million in the same period of fiscal 2012.

Income Taxes.  Income taxes were an expense of $8.4 million in the first nine months of fiscal 2013, a decrease of $11.5 million from $19.9 million in the same period of fiscal 2012.  The effective tax rate for the first nine months of fiscal 2013 was 32.3%, compared to 34.7% in the same period of fiscal 2012.  The decrease in the effective tax rate was primarily due to the reversal of certain tax reserves no longer required and a change in California tax law that took effect in November 2012, which increased the deferred tax asset and lowered tax expense for the first quarter of fiscal 2013 by $0.6 million.

Net Income.  As a result of the above factors, net income in the first nine months of fiscal 2013 was $17.6 million, a decrease of $19.8 million, or 52.9%, from net income of $37.3 million in the same period of fiscal 2012.

Volumes, Competition and Pricing

The Company continues to experience lower volumes, lower nickel prices and increased price competition in the marketplace relative to fiscal 2012, particularly in commodity-type alloys in mill-direct project business. This competition continues to require the Company to aggressively price project business orders in these markets, which has unfavorably impacted the Company’s gross profit margin and net income.  With reduced mill-direct lead times, downward pressure on prices for service center transactional business also continues to occur.  The lower volumes processed through the mill also reduce absorption of fixed costs resulting in additional margin compression. Cost reduction efforts are being implemented along with careful review of discretionary spending.

Gross Profit Margin Performance

The third quarter of fiscal 2013 revenue and gross profit was lower than the second quarter of fiscal 2013, including a decline in the gross profit margin percentage. Net revenues decreased by $5.6 million from the second quarter of fiscal 2013, volume decreased by 0.04 million pounds and net income decreased by $1.1 million. Average selling price per pound continues to be negatively impacted by lower nickel prices, increased competition and lower value mix.

Backlog

Backlog was $189.6 million at June 30, 2013, a decrease of approximately $17.4 million, or 8.4%, from $207.0 million at March 31, 2013. The backlog dollars declined during the third quarter of fiscal 2013 due to a 16.0% decrease in backlog pounds for the quarter, partially offset by a 9.0% increase in backlog average selling price.  The reduction in the backlog during the third quarter resulted from reduced order entry volumes and a change in mix of products in the backlog.

Management believes that destocking continues in the supply chain causing lower order entry volumes. In addition, customers continue to exercise caution in making purchases due to the decreasing cost of nickel.  The backlog for the land-based gas turbine and chemical processing markets declined in the third quarter of fiscal 2013. The backlog for the aerospace market was comparable to that of the third quarter of fiscal 2013.

Capital Investment

Even though the markets in which the Company participates are currently experiencing a period of lower demand, management continues to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets. Therefore, the Company is continuing to implement its strategy regarding the previously announced capital investment projects in line with plans to meet the expected long-term growth requirements of those target markets.

An initiative has been implemented that is designed to delay spending on non-strategic projects.  Each planned capital project has been analyzed to determine if, given the Company’s current lower business volumes, the timing of project execution is proper. As a result of this analysis, the forecasted capital expenditures have been reduced from $70 million to approximately $48 million for fiscal year 2013. Capital investment in the third quarter of fiscal 2013 was approximately $10.9 million, which brings capital investment to approximately $33.7 million for the first nine months of fiscal 2013. The forecasts for capital investment in fiscal 2013 and fiscal 2014 are approximately $48.0 million and $50.0 million, respectively.

The actual and planned capital investments of approximately $123.9 million over the three year period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. The Company anticipates that these significant investments will help the Company improve efficiency and meet expected long-term customer demand for increased volume and quality improvements.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $299.3 million at June 30, 2013, a decrease of $12.0 million or 3.8% from $311.2 million at September 30, 2012. This decrease of $12.0 million resulted from accounts receivable decreasing by $10.4 million and inventory decreasing by $7.4 million partially offset by accounts payable and accrued expenses decreasing by $5.8 million from the end of the fourth quarter of fiscal 2012. Improvement is expected in working capital as a percentage of net revenues in the fourth quarter of fiscal 2013 primarily driven by expected further decreases in inventory.

Liquidity

During the first nine months of fiscal 2013, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At June 30, 2013, the Company had cash and cash equivalents of $43.6 million compared to cash and cash equivalents of $46.7 million at September 30, 2012.

Net cash provided by operating activities was $38.2 million in the first nine months of fiscal 2013 compared to net cash provided by operating activities of $14.0 million in the same period of fiscal 2012.  Items contributing to the difference include cash provided by lower inventory of $5.5 million versus $41.4 million of cash used by inventory in the same period of fiscal 2012. Cash provided by operations was unfavorably impacted by the reduction in net income to $17.6 million from $37.3 million in the same period of fiscal 2012. Net cash used in investing activities was $33.7 million in the first nine months of fiscal 2013 compared to $17.1 million in the first nine months of fiscal 2012 as a result of higher capital expenditures.  Net cash used in financing activities was $7.5 million in the first nine months of fiscal 2013 compared to $5.3 million in the first nine months of fiscal 2012. Cash used in financing activities included dividend payments of $8.1 million during the first nine months of fiscal 2012 and 2013.

The Company’s sources of liquidity for fiscal 2013 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At June 30, 2013, the Company had cash of $43.6 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

Today, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 16, 2013 to stockholders of record at the close of business on September 3, 2013. The dividend cash pay-out is based on the current number of shares outstanding and is expected to be approximately $2.7 million per quarter, or approximately $10.8 million on an annualized basis.

Subsequent Event

On July 2, 2013, the membership of United Steelworkers Local 2958 (USW) ratified a five-year agreement covering approximately 505 employees at the Company’s Kokomo, Indiana plant and Lebanon, Indiana service center.  The new agreement succeeded a three-year agreement that ran through June 30, 2013.

Guidance

Due to the recent lower order entry volumes and pricing, management currently expects that net income for the fourth quarter of fiscal 2013 to be lower than the net income for the third quarter of fiscal 2013. Net income is expected to continue to be unfavorably impacted by lower volumes and weaker pricing similar to that experienced during the second and third quarters. Visibility in the marketplace remains poor and, based upon continued economic uncertainty, level of bookings to date and feedback from key customers, management does not anticipate a recovery during the fourth quarter of fiscal 2013.

Earnings Conference Call

The Company will host a conference call on Friday, August 9, 2013 to discuss its results for the quarter ended June 30, 2013.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 9, 2013	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, August 9, 2013 at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, September 9, 2013. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Conference ID:	418428

A replay of the Webcast will also be available at www.haynesintl.com until July 9, 2014.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this Form 10-Q are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2013 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2013	2012	2013

Net revenues	$141,574	$123,587	$429,307	$367,088
Cost of sales	109,185	104,982	338,892	309,625
Gross profit	32,389	18,605	90,415	57,463
Selling, general and administrative expense	10,382	9,761	30,885	28,986
Research and technical expense	835	853	2,414	2,563
Operating income	21,172	7,991	57,116	25,914
Interest income	(57)	(29)	(152)	(83)
Interest expense	19	18	69	52
Income before income taxes	21,210	8,002	57,199	25,945
Provision for income taxes	7,478	2,705	19,873	8,377
Net income	$13,732	$5,297	$37,326	$17,568
Net income per share:
Basic	$1.12	$0.43	$3.05	$1.43
Diluted	$1.11	$0.43	$3.03	$1.42

Dividend declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2012	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$46,740	$43,566
Accounts receivable, less allowance for doubtful accounts of $1,249 and $1,181 respectively	100,631	90,243
Inventories	263,236	255,788
Income taxes receivable	4,153	2,325
Deferred income taxes	9,933	9,354
Other current assets	1,532	1,996
Total current assets	426,225	403,272
Property, plant and equipment, net	124,652	147,982
Deferred income taxes—long term portion	68,255	63,658
Prepayments and deferred charges	1,777	1,878
Intangible assets, net	6,017	5,705
Total assets	$626,926	$622,495
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,471	$30,740
Accrued expenses	15,157	16,014
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,065	21,065
Deferred revenue—current portion	2,500	2,500
Total current liabilities	76,193	70,319
Long-term obligations (less current portion)	980	980
Deferred revenue (less current portion)	32,829	30,954
Non-current income taxes payable	339	—
Accrued pension and postretirement benefits	215,487	205,784
Total liabilities	325,828	308,037
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,287,790 and 12,342,585 shares issued, and 12,287,790 and 12,332,592 outstanding at September 30, 2012 and June 30, 2013, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	236,751	239,040
Accumulated earnings	163,426	172,858
Treasury stock, 0 shares at September 30, 2012 and 9,993 shares at June 30, 2013	—	(505)
Accumulated other comprehensive loss	(99,091)	(96,947)
Total stockholders’ equity	301,098	314,458
Total liabilities and stockholders’ equity	$626,926	$622,495

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2012	2013
Cash flows from operating activities:
Net income	$37,326	$17,568
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	9,366	9,975
Amortization	319	312
Pension and post-retirement expense - U.S. and U.K.	11,784	12,094
Stock compensation expense	1,559	1,197
Excess tax benefit from option exercises and restricted stock vesting	(1,147)	(494)
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	2,057	2,250
Loss on disposal of property	167	183
Change in assets and liabilities:
Accounts receivable	5,975	9,072
Inventories	(41,436)	5,500
Other assets	595	(567)
Accounts payable and accrued expenses	1,123	(4,502)
Income taxes	4,031	2,633
Accrued pension and postretirement benefits	(15,880)	(15,155)
Net cash provided by operating activities	13,964	38,191

Cash flows from investing activities:
Additions to property, plant and equipment	(17,134)	(33,650)
Net cash used in investing activities	(17,134)	(33,650)

Cash flows from financing activities:
Dividends paid	(8,101)	(8,136)
Proceeds from exercise of stock options	1,635	598
Payment for purchase of treasury stock	—	(505)
Excess tax benefit from option exercises and restricted stock vesting	1,147	494
Net cash used in financing activities	(5,319)	(7,549)

Effect of exchange rates on cash	(227)	(166)
Increase (decrease) in cash and cash equivalents	(8,716)	(3,174)

Cash and cash equivalents, beginning of period	60,062	46,740
Cash and cash equivalents, end of period	$51,346	$43,566